(Letterhead of Leonard W. Burningham, Esq.)

October 8, 1998


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


Re: Consent to be named in the S-8 Registration Statement of Lucas Educational Systems, Inc., a Delaware corporation (the "Registrant"), SEC File No. 0-24374, to be filed on or about October 9, 1998, covering the registration and issuance of 600,000 shares of common stock underlying compensation options granted to two individual consultants


Ladies and Gentlemen:

          I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as an exhibit thereto.

                                   Sincerely yours,

                                   /s/ Leonard W. Burningham

cc:    Lucas Educational Systems, Inc.

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